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EXHIBIT 99.1

                   AKORN, INC. REPORTS THIRD QUARTER RESULTS;
                       DISCUSSES Q4 2000 AND 2001 OUTLOOK
                                     ------

         BUFFALO GROVE, ILLINOIS, OCTOBER 26, 2000--AKORN, INC. (NASDAQ: AKRN) today announced results for the third quarter ended September 30, 2000. For the quarter, the company reported net income of $415,000 or $0.02 per basic and diluted share, a 76 percent decrease from $1.7 million or $0.09 per basic and diluted share reported for the comparable 1999 quarter. Sales for the quarter were $16.9 million, up 0.5% from sales of $16.8 million reported for the quarter ended September 30, 1999. Gross margins were 42 percent, down 11 percent from the year ago quarter.

        Net income for the nine months ended September 30 was $4.4 million or $0.23 per basic and $0.22 per diluted share, a 9 percent decrease from $4.8 million or $0.26 per basic and diluted share for the comparable 1999 period. Sales for the nine months totaled $51.8 million, a 9 percent increase over sales of $47.6 million reported for the nine months ended September 30, 1999. There were 19.8 million diluted shares outstanding in the 2000 nine-month period as compared with 18.7 million shares outstanding for the 1999 nine months.

         Commenting on these results, Floyd Benjamin, President and Chief Executive Officer, said, "Over the last few weeks, we have been analyzing every aspect of our business to determine exactly what caused revenues and earnings to decline in the quarter and what we can do to remedy this situation. For the first half of 2000, strong injectable sales, particularly in anesthesia and antidote products, were offset by slow sales in the ophthalmology line. In the third quarter, the trends continued in ophthalmic sales resulting in a flat quarter compared to the previous period. However, sales of anesthesia and antidote products were much lower than in the previous quarter. These particular products carry higher gross margins, therefore, the impact of lower sales was also to reduce gross margins. Since these products are sold almost entirely through wholesalers who tend to place the majority of their orders at or near the end of the quarter, the change in sales was not apparent until after the close of the quarter. Total units ordered by wholesalers were consistent with earlier quarters but the mix was substantially different. We had no advance warning of this situation since our monitoring of end user purchases through wholesalers did not reflect any material changes from prior quarters."

OUTLOOK

         Benjamin continued, "In addition to the change in wholesaler ordering patterns and significant slowdown in sales growth which impacted the third quarter, we have seen a number of trends that have changed our business strategy. Over the past several years, Akorn has fueled its growth primarily through acquisitions and the launch of new generic products. Unfortunately, acquisition activity has slowed appreciably due to changes in market conditions and we have been unable to acquire attractive products at reasonable prices. At the same time, product


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approvals in our generic pipeline have been taking longer than anticipated.
Products that have been approved, including midazolam, have not performed to expectations due to eroding pricing in a competitive environment. The end result has been difficulty in sustaining growth in the base business during 2000."

         "In view of the disappointing sales, we are resetting our top line growth targets and assuming the absence of any significant new product introductions or acquisitions for the remainder of 2000 and 2001. We anticipate sales growth to be in the 5-7% range for 2000 and calendar year 2001. Given these assumptions about sales growth and mix, and the ongoing research and development expenditures required to support our proprietary NDA pipeline, we expect earnings per share to be in the range of $0.25 - $0.26 for 2000 and $0.28
- $0.30 for 2001."

         "We will continue to aggressively pursue product acquisitions to support additional growth to the base business and apply intense scrutiny to all facets of the operation with the intent of identifying opportunities for efficiencies and savings, " concluded Benjamin.

REVIEW OF RESULTS

         Net sales for the quarter ended September 30, 2000 were $16.9 million, up 0.5 percent over last year's $16.8 million. Gross profit decreased 21 percent to $7.1 million from $8.9 million. Gross margins decreased to 42 percent from 53 percent. Selling, general and administrative expenses decreased 9 percent while amortization of intangibles increased 7 percent. Research and development expenses increased 78 percent over the same period in 1999, reflecting patient enrollment for piroxicam clinical trials and costs associated with beginning stage development of the company's age-related macular degeneration product. Operating income for the quarter was $1.4 million, down 58 percent from last year's $3.3 million. Interest and other expense increased 45 percent over 1999, due to higher interest rates on higher average outstanding debt balances, though the increase has been partially offset by capitalized interest related to current major capital projects. Pretax income of $670,000 was 76 percent lower than the $2.8 million reported for the same period in 1999. Weighted average diluted shares outstanding of 20.0 million increased 6 percent over 18.9 million in 1999, reflecting stock option exercises as well as an increase in the average market value of the Company's stock over the prior year.

         Net sales for the nine months ended September 30, 2000 were $51.8 million, up 9 percent over last year's $47.6 million. Gross profit increased 2 percent to $25.3 million from $24.7 million. Gross margins decreased to 49 percent from 52 percent. Selling, general and administrative expenses decreased 4 percent while amortization of intangibles decreased 26 percent due to a patent expiration in the second quarter of 1999. Research and development expenses increased 65 percent over the same period in 1999, reflecting patient enrollment for piroxicam clinical trials and costs associated with beginning stage development of the company's age-related macular degeneration product. Operating income for the nine months was $8.9 million, up 4 percent over last year's $8.5 million. Interest and other expense increased 93 percent over 1999, due to higher interest rates on higher average outstanding debt balances as well as the inclusion of approximately $300,000 in non-recurring other income in the first


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quarter of 1999. The increase has been partially offset by capitalized interest related to major capital projects in 2000. Pretax income of $7.1 million was 7 percent lower than the $7.6 million reported for the same period in 1999. Weighted average diluted shares outstanding of 19.8 million increased 6 percent over 18.7 million in 1999, reflecting stock option exercises as well as an increase in the average market value of outstanding shares.

CASH FLOW

         For the third quarter, cash provided by operations was $2.5 million, primarily due to increases in accounts payable. Investing activities used $3.1 million for purchases of property, plant and equipment and product related intangible assets. Financing activities provided approximately $600,000, principally through the exercise of stock options. Cash and equivalents increased approximately $22,000 over the previous quarter.

         For 2000 to date, operations used cash of approximately $400,000 primarily for investment in accounts receivable and inventory. Investments in property, plant and equipment and patents and other intangible assets used $10.9 million in cash. Financing activities provided $11.7 million, primarily from draws on the company's revolving credit line as well as $3.0 million from the exercise of stock options.

         Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products.

         The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements regarding the timing of acquiring and developing new products, of bringing them on line and of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, is uncertain because many of the factors affecting the timing of those items are beyond the company's control.

         The company's conference call will also be broadcast live today at 4:30 p.m. EST on the company's website at www.akorn.com, under the corporate overview, investor relations subsection. A dial-up recording of the conference will be available from 6:30 p.m. EST Thursday October 26, 2000 until 6:30 p.m. EDT Tuesday October 31, 2000. U.S. callers should dial 1-800-642-1687, international callers 1-706-645-9291. The access code is 873697.

CONTACT: Rita McConville, Chief Financial Officer
         (847) 279-6151

         Lisa Carlton-Wilson, Ins-Site Communications
         (212) 759-3929

                           FINANCIAL TABLES FOLLOW...
                                     -more-


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                                  AKORN, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                 Three months ended     Nine months ended
                                    September 30,         September 30,
                                  2000        1999       2000        1999
                                --------   ---------   --------    --------
Net sales:
  Ophthalmic                    $  7,188   $  8,162    $ 21,656    $ 23,900
  Injectable                       9,690      8,633      30,186      23,704
                                --------   --------    --------    --------
Total sales                       16,878     16,795      51,842      47,604
Cost of sales                      9,782      7,863      26,547      22,913
                                --------   --------    --------    --------
Gross profit                       7,096      8,932      25,295      24,691

Selling, general and
  Administrative                   4,230      4,648      12,439      12,906
Amortization of intangibles          380        356       1,139       1,539
Research and development           1,074        603       2,804       1,703
                                --------   --------    --------    --------
                                   5,684      5,607      16,382      16,148
                                --------   --------    --------    --------
Operating income                   1,412      3,325       8,913       8,543
Interest & other
  expense, net                      (742)      (512)     (1,801)       (933)
                                --------   --------    --------    --------
Pretax income                        670      2,813       7,112       7,610
Income taxes                         255      1,111       2,719       2,775
                                --------   --------    --------   ---------
Net income                      $    415   $  1,702    $  4,393   $   4,835
                                ========   ========    ========   =========

Per share:
  Net income-basic              $   0.02   $   0.09    $   0.23   $    0.26
                                ========   ========    ========   =========
  Net income-diluted            $   0.02   $   0.09    $   0.22   $    0.26
                                ========   ========    ========   =========

Weighted average shares
  Basic                           19,081     18,477      18,961      18,273
                                ========   ========    ========   =========
  Diluted                         20,013     18,881      19,804      18,702
                                ========   ========    ========   =========